Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

FIRST QUARTER AND 2023 RESULTS

MAYVILLE, Wis., May 2, 2023 -- Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end-markets, today announced results for the three months ended March 31, 2023.

FIRST QUARTER 2023 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $142.6 million, or +4.7% y/y
●	Net income of $2.6 million, ($1.3) million y/y
●	Diluted EPS of $0.12, including a ($0.10) per share impact from the Hazel Park facility ramp
●	Adjusted EBITDA of $13.8 million, or (6.3%) y/y, including $1.8 million impact from the Hazel Park facility ramp

MANAGEMENT COMMENTARY

"We delivered solid organic sales growth in the first quarter, highlighted by continued momentum within our commercial vehicle, military and powersports markets,” stated Jag Reddy, President and Chief Executive Officer.  “Despite stable demand conditions, near-term supply chain disruptions and cost under-absorption impacted our margins as we ramp production at our new Hazel Park facility.  As expected, Hazel Park affected first quarter Adjusted EBITDA and Adjusted EBITDA margin rate by $1.8 million and 120 basis points, respectively.  Excluding the impact of Hazel Park, Adjusted EBITDA increased 5.6% on a year-over-year basis, while Adjusted EBITDA margin increased to 10.9%.”

“Our first quarter results demonstrate continued progress on our MBX-driven commercial and operational priorities, with a long-term focus on margin expansion and profitable growth,” stated Reddy.  “We continue to drive MBX adoption across each of organizational centers of excellence and intend to provide MBX-led, multi-year performance targets at our first-ever Investor Day in late 2023.”

“Today, we are reiterating our full-year 2023 financial guidance,” continued Reddy.  “While first quarter operating cash flow was impacted by the timing of capital payments, we continue to anticipate MEC will generate significant year-over-year growth in free cash flow this year, positioning us to reduce net leverage, while investing in new capabilities that further enhance the full suite of integrated solutions we provide our customers.  As before, we see the potential to expand our fabrication capabilities to include lightweight materials, such as aluminum, plastics and composites, the combination of which position us to capitalize on demand growth within energy transition markets.”

PERFORMANCE SUMMARY

Net sales increased by 4.7% on a year-over-year basis in the first quarter 2023, driven by a combination of increased commercial sales volumes and continued price discipline, partially offset by supply chain challenges affecting some of our customers and softening demand in our construction & access end market.

Manufacturing margin was $16.4 million in the first quarter 2023, or 11.5% of net sales, versus $14.9 million, or 10.9% of net sales, in the prior year period.  The year-over-year improvement in manufacturing gross margin was driven by a combination of strong volume growth resulting from new project starts and strong commercial vehicle demand, together with targeted commercial price actions, which partially offset lower scrap income.

Profit sharing, bonus and deferred compensation expense increased $0.5 million to $3.0 million in the first quarter of 2023 as the Company transitioned to an employer match program for its 401(k) plan.  Other selling, general and administrative expenses were $7.0 million in the first quarter of 2023 as compared to $5.7 million for the same prior year period.  The increase was predominantly attributable to increasing salaries, wages and benefits, recruiting fees and higher professional fees related to the Company preparing to be Sarbanes-Oxley Act Section 404(b) compliant for 2024.

Interest expense was $1.7 million in the first quarter 2023, compared to $0.6 million in the prior year period, primarily due to higher interest rates.

MEC reported Adjusted EBITDA of $13.8 million in the first quarter 2023, or 9.7% of net sales, versus $14.8 million, or 10.8% of net sales, in the prior-year period.  First quarter 2023 Adjusted EBITDA reflects $1.8 million of cost under-absorption associated with the ramp-up of production at the Hazel Park facility. Excluding the impact of the ramp-up of the Hazel Park facility, Adjusted EBITDA margin would have been 10.9%.

Net income for the first quarter of 2023 was $2.6 million, or $0.12 per diluted share, versus $3.8 million, or $0.19 per diluted share, in the prior-year year period.  The 32.7% year-over-year decline in net income in the first quarter of 2023 reflects a $1.8 million, or $0.10 per diluted share, impact from the ramp-up of the Hazel Park facility and a $1.2 million, or $0.06 per diluted share, non-recurring gain in the prior-year period resulting from an impairment on long-lived assets and a gain on contracts associated with the former fitness customer.

Net cash used in operations during the first quarter of 2023 was $6.0 million, compared to $0.4 million in the prior year period. Net cash used in operations during the quarter reflects a $7.8 million use of cash for working capital purposes.

END-MARKET UPDATE

	Three Months Ended
	March 31,
	2023	2022
Commercial Vehicle	$59,155	$50,865
Construction & Access	26,507	29,744
Powersports	24,098	22,575
Agriculture	14,451	15,248
Military	8,569	5,171
Other	9,866	12,649
Net Sales	$142,645	$136,252

Commercial Vehicles

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the commercial vehicle market were $59.2 million in the first quarter of 2023, an increase of 16.3% versus the prior-year period. The increase in sales was primarily the result of volume increases and strengthened end market demand due to a 17% year-over-year increase in the class 8 commercial vehicle build schedule.

Construction & Access

MEC manufactures thousands of parts for the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the construction & access market were $26.5 million in the first quarter 2023, a decrease of 10.9% versus the prior-year period. The decrease in sales was primarily driven by decelerating residential construction demand.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for the marine propulsion, all-terrain vehicles (ATV), multi-utility vehicles (MUV) and motorcycle markets.  MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/MUV racks, cowl assemblies and vehicle frames.

Net sales to the powersports market were $24.1 million in the first quarter of 2023, an increase of 6.7% versus the prior-year period. The increase in sales was the result of an increase in volumes from new project wins and share gains from both new and existing customers.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing thousands of parts including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the agriculture market were $14.5 million during the first quarter of 2023, a decrease of 5.2% versus the prior-year period. The decrease in sales was driven mostly by a decline in small-ag equipment demand.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the military market were $8.6 million in the first quarter of 2023, an increase of 65.7% versus the prior-year period. Contributions from new programs, new vehicle introductions and demand associated with the conflict in Ukraine contributed to the year-over-year sales growth.

Other

MEC also produces a wide variety of components and assemblies for customers in the power generation, industrial equipment, mining, forestry, communications, and medical markets.

Net sales to other end markets for the first quarter of 2023 were $9.9 million, a decrease of 22.0% year-over-year. Sales in this market primarily relate to MEC Outdoors, tooling and additional miscellaneous markets.

STRATEGIC UPDATE

During the first quarter, MEC continued the rigorous implementation of its MEC Business Excellence (MBX) initiative, a value-creation framework designed to drive sustained operational and commercial excellence execution across all aspects of the organization.  Upon full implementation, MEC expects MBX to drive improved margin capture, free cash generation and profitability over a multi-year period.  For the full-year 2023, MEC expects to deliver between 40-70 basis points of manufacturing margin benefit related to MBX.

●	Drive a High-Performance Culture. The Company is focused on effectuating cultural change across its organization by implementing performance-based metrics, daily lean management and other process-oriented strategies. Through these efforts, the Company intends to create a high-performance culture capable of driving improved performance, asset utilization and cost optimization. During the first quarter, the Company finalized the implementation and alignment of processes and best-practices across the enterprise to drive strategic execution.
●	Drive Operational Excellence. The Company is focused on leveraging technologies and capabilities to increase productivity and reduce costs across the value chain. The Company intends to achieve this objective through the implementation of lean initiatives such as value stream mapping, sales, inventory and operations (SIOP) planning, and further optimization of its supply chain and procurement strategies. During the first quarter, the Company held a number of kaizen events to drive continuous improvement in plant operations and commercial pricing processes.
●	Drive Commercial Expansion. The Company is focused on driving commercial growth through an integrated, solutions-oriented approach that leverages its full suite of design, prototyping and aftermarket services; an expansion of its fabrication capabilities beyond steel, within an emphasis on lightweight aluminum, plastics and composites; diversification within high-growth energy transition markets; further market penetration within existing end-markets; and the implementation of value-based pricing. For example, during the first quarter, MEC continued to grow its share of wallet in products supporting thermal management of electric vehicle (EV) batteries. In addition, the company continued to expand market share within the EV category within its commercial vehicle market to meet consumer demand as OEMs launch new EV platforms. MEC continues to increase engagement in the EV markets and will continue to collaborate with new and potential customers to bring products to market.
●	Drive Human Resource Optimization. The Company remains focused on the recruitment and retention of skilled, experienced employees to support the growth of its business. This component of the MBX value creation framework is designed to provide competitive, performance-based incentives; develop high-potential candidates for internal development and advancement; ensure business continuity through multi-tiered succession planning; and to ensure a stable recruiting pipeline. During the first quarter, the Company announced the appointment of Rachele Lehr as Chief Human Resources Officer to spearhead the Company’s strategic human resource efforts.

BALANCE SHEET UPDATE

As of March 31, 2023, MEC had net debt outstanding of $83.8 million and total cash and availability on its senior secured revolving credit facility of $196.31 million. At the end of the first quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 1.4x, consistent with its long-term net leverage target of at or below 2.5x.

FINANCIAL GUIDANCE

The Company issued financial guidance for the full year 2023.  All guidance is current as of the time provided and is subject to change.

	FY 2022	FY 2023
(in Millions)	Actual	Forecast
Net Sales	$539.4	$540 - $580
Adjusted EBITDA	$60.8	$62 - $71
Capital Expenditures	$58.6	$20 - $25

1 This amount is reduced to approximately $114.7 million after taking into account the $81.6 million of outstanding borrowings under the credit facility as of March 31, 2023.

The underlying assumptions behind the Company’s financial guidance have not changed. The Company continues to expect net sales for 2023 to reflect raw material pass-through costs of between negative 4% to negative 5% of total net sales for the year, as compared to positive 5% to 6% of net sales for the full year 2022. The Company’s Adjusted EBITDA guidance reflects scrap income of between $7 million and $9 million, compared to $13 million in the full year 2022. Full-year 2023 Adjusted EBITDA guidance also reflects $4 million to $6 million of under-absorbed overhead costs associated with the ramp-up of production at the Company’s Hazel Park, Michigan manufacturing facility. The Company expects that the unfavorable impact from the ramp-up of production at Hazel Park will be partially offset by a 40 to 70 basis point improvement in manufacturing margins resulting from the MBX initiatives, which will directly benefit Adjusted EBITDA.

FIRST QUARTER 2023 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, May 3, 2023 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 470-1428 within the United States, or call (833) 950-0062 within Canada and please use the Access Code: 993353.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, rising interest rates and recessionary concerns, as well as ongoing supply chain challenges, labor availability and cost pressures, and the COVID-19 pandemic, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; geopolitical and economic developments, including foreign trade relations and associated tariffs; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2022. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, Mayville Engineering Company (MEC) is a leading U.S.-based, vertically integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 20 facilities across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation expense, Hazel Park transition and legal costs due to the former fitness customer and impairment charges on long-lived assets and gain on contracts specifically purchased to meet obligations under the agreement with our former fitness customer. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. We present EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

(unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$126	$127
Receivables, net of allowances for doubtful accounts of $572 at March 31, 2023 and $545 at December 31, 2022	74,239	58,001
Inventories, net	68,948	71,708
Tooling in progress	8,039	7,938
Prepaid expenses and other current assets	3,470	3,529
Total current assets	154,822	141,303
Property, plant and equipment, net	142,956	145,771
Assets held for sale	81	83
Goodwill	71,535	71,535
Intangible assets, net	42,071	43,809
Operating lease assets	34,787	36,073
Other long-term assets	1,749	2,007
Total assets	$448,001	$440,581
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$52,376	$53,735
Current portion of operating lease obligation	4,894	4,857
Accrued liabilities:
Salaries, wages, and payroll taxes	7,320	7,288
Profit sharing and bonus	1,137	6,860
Current portion of deferred compensation	17,802	18,062
Other current liabilities	12,645	11,646
Total current liabilities	96,174	102,448
Bank revolving credit notes	81,576	72,236
Operating lease obligation, less current maturities	30,648	31,891
Deferred compensation, less current portion	3,229	3,132
Deferred income tax liability	12,136	11,818
Other long-term liabilities	895	1,189
Total liabilities	$224,658	$222,714
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 21,779,959 shares issued at March 31, 2023 and 21,645,193 at December 31, 2022	—	—
Additional paid-in-capital	202,011	200,945
Retained earnings	28,845	26,274
Treasury shares at cost, 1,357,929 shares at March 31, 2023 and 1,472,447 at December 31, 2022	(7,513)	(9,352)
Total shareholders’ equity	223,343	217,867
Total	$448,001	$440,581

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net sales	$142,645	$136,252
Cost of sales	126,268	121,370
Amortization of intangible assets	1,738	1,738
Profit sharing, bonuses, and deferred compensation	3,003	2,548
Employee stock ownership plan expense	—	490
Other selling, general and administrative expenses	6,966	5,725
Impairment of long-lived assets and gain on contracts	—	(1,183)
Income from operations	4,670	5,564
Interest expense	(1,658)	(567)
Income before taxes	3,012	4,997
Income tax expense	441	1,175
Net income and comprehensive income	$2,571	$3,822

Earnings per share:
Basic	$0.13	$0.19
Diluted	$0.12	$0.19

Weighted average shares outstanding:
Basic	20,315,338	20,398,933
Diluted	20,749,948	20,549,326

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,571	$3,822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,142	5,468
Amortization	1,738	1,738
Allowance for doubtful accounts	27	106
Inventory excess and obsolescence reserve	11	174
Stock-based compensation expense	1,066	1,257
Gain on disposal of property, plant and equipment	(138)	(62)
Impairment of long-lived assets and gain on contracts	—	(1,183)
Deferred compensation	(163)	(2,176)
Non-cash lease expense	1,286	1,266
Other non-cash adjustments	83	77
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(16,265)	(17,088)
Inventories	2,749	(2,317)
Tooling in progress	(100)	(1,246)
Prepaids and other current assets	110	(216)
Accounts payable	(2,290)	10,526
Deferred income taxes	441	1,155
Operating lease obligations	(1,206)	(1,160)
Accrued liabilities	(2,105)	(566)
Net cash used in operating activities	(6,043)	(425)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(2,408)	(12,979)
Proceeds from sale of property, plant and equipment	153	359
Net cash used in investing activities	(2,255)	(12,620)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	119,700	118,156
Payments on bank revolving credit notes	(110,360)	(102,436)
Repayments of other long-term debt	(286)	(272)
Purchase of treasury stock	(661)	(2,323)
Payments on finance leases	(96)	(78)
Net cash provided by financing activities	8,297	13,047
Net increase (decrease) in cash and cash equivalents	(1)	2
Cash and cash equivalents at beginning of period	127	118
Cash and cash equivalents at end of period	$126	$120

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net income and comprehensive income	$2,571	$3,822
Interest expense	1,658	567
Provision for income taxes	441	1,175
Depreciation and amortization	7,880	7,207
EBITDA	12,550	12,771
Stock-based compensation expense	1,066	1,257
Hazel Park transition and legal costs due to former fitness customer	224	1,927
Impairment of long-lived assets and gain on contracts	—	(1,183)
Adjusted EBITDA	$13,840	$14,772
Net sales	$142,645	$136,252
EBITDA Margin	8.8%	9.4%
Adjusted EBITDA Margin	9.7%	10.8%